UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2015

TeleTech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11919	84-1291044
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9197 S. Peoria Street, Englewood, CO	80112-5833
(Address of principal executive offices)	(zip code)

(303) 397-8100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On August 24, 2015, TeleTech Holdings, Inc. (“TeleTech”) entered into a Stock Purchase Agreement with Kenneth D. Tuchman, the Chairman and Chief Executive Officer of TeleTech, to effectuate a “cashless exercise” in connection with Mr. Tuchman’s exercise of options granted to him under TeleTech’s 1999 Stock Option and Incentive Plan.  On November 4, 2005, Mr. Tuchman was granted the option to purchase 800,000 shares of common stock of TeleTech at an exercise price of $11.35 per share.  Mr. Tuchman’s option has vested in full and expires in November 2015.  Under the terms of the Stock Purchase Agreement, Mr. Tuchman will exercise the option in full at the end of business on August 31, 2015 (the “Closing Date”), and, upon issuance of the option shares, will sell to TeleTech, and TeleTech has agreed to acquire, an equivalent number of option shares, valued at the closing price on the Closing Date, to pay the option exercise price plus any tax withholding obligations.

The Stock Purchase Agreement was negotiated between Mr. Tuchman and TeleTech at arm’s length.  It was approved by all independent and disinterested members of TeleTech’s Board of Directors at a special board meeting called specifically for the purpose of reviewing this related party transaction. A copy of the Stock Purchase Agreement is attached hereto as Exhibit 10.1.

Item 9.01          Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit Number	Description

10.1	Stock Purchase Agreement between TeleTech Holdings, Inc. and Kenneth D. Tuchman, dated August 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.
(Registrant)

Dated: August 24, 2015	By:	/s/ Margaret B. McLean
Margaret B. McLean, Senior Vice President,
General Counsel & Corporate Secretary